Exhibit 10.1

INDIRECT CHANNEL PARTNER AGREEMENT

To register as an Indirect Channel Partner with Cisco, your company must accept the terms and conditions of this Indirect Channel Partner Agreement (the “Agreement”). This Agreement applies to all “Registered Partners”, as defined in Part A below.

This Agreement is entered into by and between the company you identified in the applicable Partner Registration Application (“Registered Partner”) and Cisco. For purposes of this Agreement, Cisco is defined as follows:

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If Registered Partner’s principal place of business is located in Canada, “Cisco” is defined as Cisco Systems Canada Co., a Canadian corporation having its principal place of business at 181 Bay Street, Suite 3400, P.O. Box 802, Toronto, Ontario, M5J 2T3, Canada.

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If Registered Partner’s principal place of business is located in Japan, “Cisco” is defined as Cisco Systems G.K., a Japanese corporation having its principal place of business at 9.7.1, Akasaka, Minato-ku, Tokyo 107-6227, Japan.

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If Registered Partner’s principal place of business is located in Latin America or the Caribbean or the United States of America (the “United States”), “Cisco” is defined as Cisco Systems, Inc., a California corporation having its principal place of business at 170 West Tasman Drive, San Jose, California 95134, United States.

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If Registered Partner’s principal place of business is located in the Asia Pacific region (excluding Australia and Japan), or the Middle East (excluding Israel), Africa, Central and Eastern Europe (excluding member states of the European Economic Area), and Russia and the Commonwealth of Independent States (CIS), “Cisco” is defined as Cisco Systems International B.V., a corporation organized under the laws of the Netherlands having its principal place of business at Haarlerbergpark, Haarlerbergweg 13-19, 1101 CH, Amsterdam, the Netherlands.

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If Registered Partner’s principal place of business is located in Israel, “Cisco” is defined as Cisco International Limited, a company organized under the laws of the United Kingdom having its principal place of business at 1 Callaghan Square, Cardiff, CF10 5BT, United Kingdom.

This Agreement shall become effective as of the date it is click-accepted by the Registered Partner (the “Effective Date”).

If Cisco and Registered Partner (together, the “Parties”) have a Direct Resale Agreement (as defined below) that is in effect as of the day Registered Partner submits this Agreement, or if the Parties subsequently execute a Direct Resale Agreement, to the extent that such Direct Resale Agreement conflicts with this Agreement, the conflicting terms and conditions of the Direct Resale Agreement shall take precedence for the term of the Direct Resale Agreement. If no Direct Resale Agreement exists, this Agreement comprises the complete agreement between the Parties concerning the subject matter herein and replaces any prior oral or written communications between the Parties, all of which are excluded. There are no other conditions, understandings, agreements, representations, or warranties, expressed or implied, which are not specified herein. This Agreement may only be modified by a written document executed by Cisco and Registered Partner, subject to Part B 22.5 (Enforceability) below.

Part A. Definitions.

1.

Added Value is the non-Cisco component or portion of the total solution which Registered Partner provides to End Users. Examples of Added Value are pre- and post-sales network design, configuration, trouble-shooting, managed services, cloud services, and support and the sale of complementary products and services that comprise a significant portion of the total revenues received by Registered Partner from an End User of Cisco Products. Registered Partner acknowledges that telesales, catalog sales, and sales over the Internet do not include Added Value

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if inbound communications from the prospective End User purchaser were exclusively prompted by something other than a face-to-face interaction between Registered Partner’s sales representative and such prospective End User. Registered Partner further acknowledges that providing financing options and/or network services (unless such network services comprise managed and/or cloud services) to End Users does not constitute Added Value.

2.	Authorized Source means a distributor that is authorized by Cisco to redistribute Products and Services within the Territory (or within another country of Cisco’s choice, in the event that no Cisco-authorized distributor exists within the Territory) to Registered Partner, as they are from time to time identified at http://tools.cisco.com/WWChannels/LOCATR/jsp/distributor_locator.jsp or as otherwise provided by Cisco from time to time. In the event that the Registered Partner is located in Australia, New Zealand or Korea, “Authorized Source” includes any Reseller or third party offering genuine Products or Services for purchase by Registered Partner in the applicable country or countries.

3.	Cisco-Branded means Products or Services bearing a valid Cisco trademark or service mark.

4.	Direct Resale Agreement means Cisco’s System Integrator Agreement, Two-Tier Distributor Agreement or any substantially similar Cisco contract with a different title that authorizes Registered Partner to purchase Products directly from Cisco and Resell them to End Users either directly or indirectly. “Direct Resale Agreement” does not include the Internet Commerce Agreement.

5.	End User is the final purchaser or licensee that: (i) has acquired Product, managed services, and/or Services for its own Internal Use and not for Resale, remarketing or distribution, and (ii) is identified as such purchaser or licensee by Registered Partner pursuant to Part B.3.1 below.

6.	End User Obligations means the compliance obligations of End Users when purchasing Services in addition to End User responsibilities set out in the Services Descriptions. The End User Obligations are posted at http://www.cisco.com/go/servicedescriptions.

7.	Internal Use is any business use of a Product for an End User’s or Registered Partner’s own internal use; it is to be distinguished from the definition of Resale provided below. For clarification purposes, “internal use” does not mean the use of a Product or Service by Registered Partner for the purpose of providing managed or cloud services to an End User.

8.	Marks means the Cisco Registered Partner logo, the Cisco Certified Partner marks for which Registered Partner qualifies and has been approved by Cisco, and any other Cisco program or certification mark for which Registered Partner qualifies and has been approved by Cisco. “Marks” expressly excludes any other Cisco trademark, service mark, name, or logo. The Marks and the applicable qualification requirements are delineated at Cisco’s web site, http://www.cisco.com/go/partnerlogos.

9.	Non-Genuine Products are any and all products: (i) to which a Mark or other Cisco trademark or service mark has been affixed without Cisco’s express written consent; (ii) that have not been manufactured by Cisco or Cisco Technologies, Inc. (“CTI”) or by a licensed manufacturer of either Cisco or CTI in accordance with the applicable license; (iii) are produced with the intent to counterfeit or imitate a genuine Cisco Product, or (iv) Products where any form of copyright notice, trademark, logo, confidentiality notice, serial number or other product identifier have been removed, altered, or destroyed.

10.	Products means the Cisco hardware products, Software, and related documentation which Cisco makes available to Registered Partner through an Authorized Source for Resale (or, in the case of Software, license grant to use such Software).

11.	Professional Services means any pre or post-sale services performed by Registered Partner for an End User, excluding training on Cisco Products, which provides Added Value for Cisco Products. Such services include without limitation pre- and post-sales network design, configuration, trouble-shooting, management (remote/virtual or on premise), and support on Cisco Products.

12.	Professional Service Providers are Registered Partners that wish to provide their own pre and/or post-sales Professional Services to End Users.

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13.	Registered Partner means Professional Service Providers and/or Resellers (including managed services / cloud providers) that have registered using the Cisco Partner Registration Tool and accepted the terms and conditions of this Indirect Channel Partner Agreement.

14.	Resale includes any of the following sales or dispositions of a Product or Service:

(a)	transfer of title (or, for Software, a license conferring the right to use the Software, and, for Services, the entitlement to receive such Services) to the End User of such Product or Service;

(b)	transfer of title (or, for Software, a license conferring the right to use the Software, and, for Services, the entitlement to receive such Services) to a financial intermediary such as a leasing company, even if such leasing company is affiliated with Registered Partner, where the Product or Service is used by an unaffiliated End User; or

(c)	retention of title (or, for Software, a license conferring the right to use the Software, and, for Services, the entitlement to receive such Services) by the Registered Partner, but only where the Product or Service is deployed to facilitate the provision by the Registered Partner of hosting, outsourcing, managed services, cloud services, or any other provisioned services for the use of End Users who are not affiliated with the Registered Partner and who contract with the Registered Partner for the provision of such services.

In no event shall the term Resale include use of a Product or Service for the provision of network services to the general public. The verb “Resell” means to engage in Resale. For clarification purposes, use of a Product or Service by Registered Partner for the purpose of providing managed or cloud services to an End User does not constitute network services.

15.	Reseller is a Registered Partner that purchases and/or licenses Services and Products from an Authorized Source and Resells them directly to End Users.

16.	Services means one or more of the Cisco-Branded services that Cisco offers for sale on its price lists, and which are described at http://www.cisco.com/go/servicedescriptions/.

17.	Service Description means the description of Services, as of the purchase date of such Services, to be made available by Cisco to End Users through Registered Partner, and the terms and conditions under which Cisco provides those Services. Each available Cisco Service has its own Service Description, which can be found at http://www.cisco.com/go/servicedescriptions/.

18.	Software is the machine-readable (object code) version of computer programs developed or marketed by Cisco, including firmware and any related documentation.

19.	Territory means the country identified by Registered Partner in the applicable Partner Registration Application accepted by Cisco.

20.	Unauthorized Cisco Product means any genuine Cisco Product or Cisco Service that Registered Partner purchases or acquires from, either directly or indirectly, any party other than Cisco and/or an Authorized Source or sells to any party other than an End User. Unauthorized Cisco Products do not include Non-Genuine Products.

Part B. Registered Partner Terms and Conditions.

1.	Cisco Authorization and Resale Rules.

1.1

Cisco Authorization. Subject to the terms and conditions set forth in this Agreement, and during this Agreement’s term, as set forth below, Cisco authorizes Registered Partner to purchase and/or license Services and Products only from an Authorized Source, and to Resell and/or redistribute such Services and Products directly to End Users within the Territory. “Within the Territory” means that End Users must deploy the Products and/or receive the Services within the Territory. To assist Registered Partner in its sales and marketing efforts, Registered Partner may also purchase and/or license Services and Products for its purchases of demonstration, evaluation, and lab equipment. Registered Partner may only use such Services and Products for demonstration, evaluation, or lab purposes. Except to the extent permitted by Applicable Law, any Software received with or

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for such Products may not be distributed further, and, notwithstanding any other provision of this Agreement, all Software for such Products is licensed to Registered Partner solely for its use for demonstration, evaluation, or lab purposes.

1.2	No Resale Outside the Territory. Registered Partner agrees not to solicit Product or Service orders, engage salespersons, Resell, or establish warehouses or other distribution centers outside of the Territory.

1.3	Sales to End Users. Registered Partner certifies that it is acquiring the Products and Services solely for Resale to End Users, in accordance with this Agreement. Registered Partner will not Resell, license, sublicense or distribute Products or Services to other Registered Partners of Cisco Products or Services, whether or not such other Registered Partners are authorized by Cisco or by any other source to Resell or license Products or Services. Notwithstanding the above provisions of this Part B.1.3, Registered Partner may Resell Products or Services to any other Cisco-authorized Registered Partner of Cisco Products or Services in the Territory, provided that such other Registered Partner is purchasing and using such Products or Services strictly as an End User and strictly for its Internal Use in the Territory.

Prior to accepting a purchase order from an End User for Services, Registered Partner shall (a) refer the End User to the relevant Service Description and End User Obligations posted at http://www.cisco.com/go/servicedescriptions/or (b) provide a current copy of such documents to End User.

1.4	Non-Genuine Products or Unauthorized Cisco Products. Registered Partner acknowledges that the purchase and Resale of Non-Genuine Products or Unauthorized Cisco Products, or for the Resale of Services associated with any such Non-Genuine Products or Unauthorized Cisco Products, is not within the scope of this Agreement and Registered Partner is not entitled to the rights granted herein with respect to the Resale of such Non-Genuine Products or Unauthorized Cisco Products.

Registered Partner further acknowledges that destroyed, stolen, altered or damaged Products are not entitled to Services, as more fully set forth in Cisco’s published non-entitlement policies at http://www.cisco.com/go/warranty, which are expressly incorporated into this Agreement. Altered products include any modification to the product serial number, MAC address, or components.

If Cisco determines that Registered Partner has Resold and/or redistributed Unauthorized Cisco Products, then Cisco may, at Cisco’s sole discretion: (a) audit Registered Partner’s purchase and Resale records of Cisco Product and relevant records pursuant to Part B.22.6 and/or (b) invoice Registered Partner for all reasonable costs incurred by Cisco in its performance of the Audit and/or (c) suspend shipments to Registered Partner.

For all Unauthorized or altered Cisco Products, Cisco reserves the right to deny or withhold any Services on such Products, per the non-entitlement policies referenced above.

1.5	Renewal of Services.

(a)Sixty (60) Days Prior to Service Contract Expiration Date: At least sixty (60) days prior to the expiration date of a Cisco Service contract, Cisco, or its authorized agents, may send Cisco Service contract renewal reminder notices to Registered Partner and/or the identified End User, and Registered Partner will either: (i) initiate the Service contract renewal process with the End User and forward to Cisco the completed service contract renewal with a valid purchase order; or (ii) notify Cisco in writing of Registered Partner’s intent to not renew the Services.

(b)At the Cisco Service Contract Expiration Date: If, upon the expiration date of the Cisco Service contract, Registered Partner has not renewed the Services, Cisco or its authorized agents, may contact the End User to arrange for the renewal of such Services with Cisco directly or via another Cisco-authorized Registered Partner.

1.6	Unsupported Products. If Registered Partner elects not to Resell Services at the time of Product purchase or if Product becomes unsupported due for whatever reason at some

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point subsequent to initial deployment, Registered Partner shall refer End User information, including but not limited to End User name, address and phone number to Cisco within ninety (90) days of Product becoming unsupported and authorizes Cisco to contact the End User for the express purpose of contracting directly for support services for the unsupported Product identified by Registered Partner.

2.	Added Value Requirement. Each time a Registered Partner Resells Services or Products to an End User, Registered Partner will include its Added Value. Registered Partner must be able to demonstrate Products to prospective End Users at the End User’s location and make Professional Services available for each Product Resold by Registered Partner.

3.	Registered Partner Obligations.

3.1	Point of Sale Reports. Registered Partner shall identify the complete name and address of each End User in the applicable Product purchase order issued to the Authorized Source. Additionally, Registered Partner shall identify the complete name and address of each End User in writing within five (5) days of receiving any request from Cisco or the Authorized Source. Registered Partner acknowledges that its provisioning to Cisco of adequate End User information is critical in order for Cisco to provide any applicable warranty and/or other service support, and to verify End User’s entitlement to same. Registered Partner’s material and unexcused failure to timely provide such End User information may be grounds for Cisco’s termination of this Agreement prior to its expiration. Additionally, Registered Partner must comply with any other point of sale reporting requirements published by Cisco from time to time, and/or the Authorized Source(s) from which such Registered Partner purchases and/or licenses Services and Products.

3.2	Agreements with an Authorized Source. Registered Partner acknowledges that each Authorized Source may require Registered Partner to enter into other agreement/s with an Authorized Source. Registered Partner acknowledges and accepts that each Authorized Source is an independent party who is not empowered to act on behalf of Cisco or bind or represent Cisco in any manner. Therefore, such agreement/s will be considered executed only between Registered Partner and each Authorized Source with which Registered Partner has entered into such agreements, except to the extent that such agreements specifically identify Cisco as a third party beneficiary of such agreements. For the avoidance of doubt, this Agreement shall not constitute a sale, purchase or distribution agreement with Cisco. Any arrangements between the Registered Partner and an Authorized Source with respect to the sale, purchase or distribution of Cisco Products and/or Services will need to be defined in separate, specific agreements between Registered Partner and each Authorized Source selected by Registered Partner.

3.3	Additional Requirements. Registered Partner acknowledges that Cisco may require Registered Partner to achieve particular requirements, for example particular specializations, certifications, or training requirements, before permitting any Authorized Source to make available particular Products or Services to Registered Partner. Cisco may require on-going fulfillment of some or all of the requirements to retain the right to purchase, license, Resell or support such Products and Services. Information is available regarding such requirements on the Cisco Channel Partner Program website, located at http://www.cisco.com/go/channelprograms.

Cisco reserves the right, during the term of this Agreement, to license and distribute additional items of Software. Such items of Software may be licensed under additional or different policies and license terms, which will be made available to Registered Partner at the time such items of Software are provided to Registered Partner. Also, Registered Partner acknowledges that Resale of Products and Services to particular End Users with which Cisco has contracted directly (for example, state governments) may require Registered Partner to satisfy additional requirements and to enter into supplemental agreements with Cisco.

3.4	No Stocking of Product. Registered Partner may not stock Products, and may not order Products without a valid End User purchase order. This Part B.3.4 does not apply to Registered Partners in Japan.

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4.	Government Sales.

4.1	For Government Sales in which Registered Partner’s Territory does not include the United States:

4.1.1	Schedule Contracts. Registered Partner shall not, without the express prior written consent of Cisco, distribute or sell, either directly or indirectly, any Products to any agencies, departments or entities (whether or not within the Territory) which either form part of, or are subject to the procurement requirements of, the federal government or any state or municipal government of any of the United States of America (including, for example, but without limitation, embassies, military bases, etc).

4.1.2	Government Terms. Cisco does not accept any government flow-down provisions, whether for Resale or Internal Use. Further, Cisco will not provide any government-required representations or certifications to Registered Partner or any of Registered Partner’s End Users.

Notwithstanding the foregoing, Registered Partner may Resell Products and Services to federal, state, provincial and local governments within the Territory, subject to this Agreement and the applicable Cisco qualification and eligibility requirements, including Cisco’s aforementioned disclaimers of supply representations or government flow-downs.

4.2	For Government Sales in which Registered Partner’s Territory does include the United States:

4.2.1	Schedule Contracts. With respect to US General Services Administration (“GSA”), California Multiple Award Schedule (“CMAS”), and other schedule contracts, Registered Partner is prohibited from placing Cisco Products and Services on Registered Partner’s GSA, CMAS, or any other schedule contract(s) without the express written approval from an authorized representative of Cisco’s Federal Channels organization.

4.2.2	Government Terms. Cisco does not accept any government flow-down provisions, including but not limited to, the United States Government Federal Acquisition Regulations (“FARs”) and its supplements, Defense FARs, or NASA FARs, whether for Resale or Internal Use. Further, Cisco will not provide any government-required representations or certifications to Registered Partner or any of Registered Partner’s End Users.

4.2.3	Registered Partner acknowledges that the Trade Agreements Act, 19 U.S.C. §2511 et seq., and its implementing regulations (collectively, the “TAA”) limit the ability of the federal government to purchase items produced outside the United States and certain designated countries. Registered Partner acknowledges that not all Cisco items are produced in the United States or designated countries and that only certain items specifically identified by Cisco (“Designated Country Items”) are certified as being produced in the United States or designated countries. If Registered Partner undertakes to sell items other than Designated Country Items to the federal government, Registered Partner accepts sole responsibility for ensuring that such sales may be made to the federal government.

4.2.4	Notwithstanding the foregoing, Registered Partner may Resell Products and Services to federal, state, provincial and local governments within the Territory, subject to this Agreement and the applicable Cisco qualification and eligibility requirements, including Cisco’s aforementioned disclaimers of supply representations or government flow-downs.

4.2.5	Resale to U.S. State, Local Government, K-12 and Higher Education (SLED) End Users. Registered Partner may only Resell Products or Services to U.S. SLED End Users as expressly authorized under this Agreement.

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4.2.5.1	Definitions: Where used under this section of this Agreement:

“Cisco Affiliated Entity” shall mean a wholly owned subsidiary or acquisition of Cisco Systems, Inc., including, but not limited to, Cisco Ironport LLC, Cisco WebEx LLC, and Cisco Tandberg.

“Direct-held” shall mean any agreement which an identified party holds in its capacity as prime contractor.

“IDIQ” shall mean Indefinite Delivery/Indefinite Quantity.

“SLED” shall mean any U.S. state government entity or political subdivision thereof, including any agency, board, commission, committee, council, department, institution, legislative body, public authority, or public benefit corporation, or other government corporation or public educational institution thereof (e.g., community colleges, colleges and universities, and K-12 school districts); and/or, where authorized, consortiums or other not-for-profit entities acting on behalf of one or more such entities.

“SLED End User” shall mean the SLED customer issuing a purchase order for its own use.

“SLED Government Supply Schedule” shall mean a zero dollar commitment, IDIQ government contract established as a general volume purchasing vehicle on behalf of and for use by multiple authorized SLED End Users under which Cisco and/or Cisco Affiliated Entity(ies)’ (collectively “Cisco”) product and/or service offerings are authorized to be resold to SLED End Users. This definition shall not include U.S. Federal Government contracts.

“Transactional Procurement” shall mean a bid or other direct-held commercial contract of sale intended to result in a specific purchase order being issued with a dollar commitment to meet a named SLED End User’s specific business requirements.

4.2.5.2	SLED Government Supply Schedule. Registered Partner is authorized to Resell Products and/or Services under new SLED Government Supply Schedule(s) (“SLED Schedule”) executed on or after November 1, 2012 if:

4.2.5.2.1	Registered Partner is qualified and remains in good standing otherwise under this Agreement; and

4.2.5.2.2	Registered Partner meets one of the following three criteria:

4.2.5.2.2.1	The SLED Schedule is direct-held by Cisco (or alternatively a third party schedule management services contractor designated by Cisco), and Registered Partner: a) is otherwise qualified and authorized under this Agreement to resell all or part of the specific offerings under such SLED Schedule; b) is pre-qualified by Cisco (and/or such third party contractor) to resell under the specific, named SLED Schedule; or c) executes with Cisco, without modification, a standard Registered Partner addendum to this Agreement, containing the SLED Schedule terms of sale to SLED End Users and applicable Cisco (or third party schedule management contractor) flow-downs applicable to transactional sales under the SLED Schedule;

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4.2.5.2.2.2	Cisco formally releases such SLED Schedule on general notice to its Channel Partner community and Registered Partner is: a) otherwise qualified and authorized under this Agreement to resell all the specific offerings under such SLED Schedule; or b) otherwise pre-qualified by Cisco to resell under the specific, named SLED Schedule. Under these circumstances, Registered Partner may resell Product and Services through such released SLED Schedule. Cisco reserves the right to consider whether Registered Partner under any such released IDIQ contract and other transactional procurement offers Added Value, including but not limited to local offices and pre- and post-sales and engineering support; or

4.2.5.2.2.3	The SLED Schedule is currently direct held by Registered Partner under a valid resale authorization from Cisco and was previously executed by Registered Partner prior to November 1, 2012 for a term that extends beyond November 1, 2012. In such event, Registered Partner’s current resale authorization remains in effect only as to that specific SLED Schedule for orders placed under that SLED Schedule for the duration of the original contract term, including renewals, and is terminated in its entirety upon expiration or termination of that SLED Schedule.

4.2.5.3	Other than the foregoing, Registered Partner is not authorized to Resell Products or Services under this Agreement through a Registered Partner direct-held, SLED Schedule executed on or after November 1, 2012.

4.2.5.4	SLED Transactional Procurements. Registered Partner may Resell Products or Services under this Agreement for a Registered Partner direct held, SLED Transactional Procurement.

4.2.5.5	Government Flow-Downs. Cisco does not accept any additional or modified government flow-down provisions, including SLED or Federal Acquisition Regulation (“FAR”) and its supplements, notwithstanding existence of such provisions on Registered Partner’s Purchase Orders or supplementary documentation or Cisco’s acceptance of such Purchase Orders or documentation, whether for Resale or Internal Use. This Agreement shall not be construed by Registered Partner as a representation that Cisco will furnish supplies needed by Registered Partner to fulfill Cisco direct-held SLED Schedules, or any of Registered Partner’s SLED Schedule or similar SLED contract obligations under any SLED Transactional Procurement.

5.	Pricing.

5.1	Registered Partner Prices. The prices Registered Partner pays for Services and Products will be set unilaterally by the Authorized Source from which Registered Partner purchases such Services and Products. Registered Partner is free to unilaterally determine its Resale prices.

5.2	Special Pricing. Any commitment from Cisco to provide special pricing will only occur through the provision of an approved DealID. Unless you are notified in writing, including by email, of the DealID in relation to special pricing, then any other notification of pricing is indicative only, and is not binding upon Cisco.

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6.	Proprietary Rights and Software Licensing.

6.1	Grant of Rights. Subject to the terms and conditions set forth in this Agreement, and during this Agreement’s term, Cisco grants to Registered Partner a limited, nonexclusive, revocable license to receive from an Authorized Source and distribute to End Users located in the Territory all Cisco proprietary rights embodied in or contained in any Product. Registered Partner may continue such distribution for thirty (30) days following the expiration of this Agreement. Any distribution of Products containing Cisco proprietary rights (including, without limitation, all Software) outside the scope permitted by Part B.1 of this Agreement is prohibited to the extent permitted by law. Cisco Products are subject to license terms which impose additional restrictions on the use, copying, or distribution of Software.

6.2	Rights Reserved by Cisco. Except for the limited license provided to Registered Partner in the preceding Part B.6.1, Cisco reserves all right, title, and interest in and to each proprietary right embedded in or contained in any Product. Registered Partner acknowledges that, except as provided in Part B.6.1 above, it shall not copy Software for the benefit of, or distribute any Software to, any other person or entity, including, without limitation, other Registered Partners or Registered Partners. No ‘sale’ of any Software is conveyed.

6.3	License Restrictions and Conditions. Registered Partner will not remove, alter, or destroy any form of copyright notice, trademark, logo, or confidentiality notice provided with any Product. Registered Partner will not affix any other mark or name to any Product without Cisco’s express written permission. Registered Partner will not copy or redistribute any item of Software except as specifically permitted in this Part B.6. Registered Partner agrees that it will not redistribute Software (including Software received as part of a Product) received from any source other than Cisco or an Authorized Source. Registered Partner will not translate, reverse compile or disassemble the Software, and will transfer to each End User to which Registered Partner Resells Products all end-user license terms and end-user documentation provided by Cisco and accompanying such Products. Registered Partner will include the End User License Agreement provided by Cisco or a link to the current copy of the End User License Agreement in the purchase agreement between Registered Partner and End User. A current copy of the End User License Agreement is available at the following URL: http://www.cisco.com/go/eula.

7.	Registered Partner Benefits. Subject to Registered Partner’s compliance with its obligations under this Agreement, Registered Partner shall be entitled to the following benefits:

7.1	Cisco.com Access. Registered Partner shall have partner-level access to the information and tools on the Cisco.com web site (previously referred to as “CCO”), provided Registered Partner’s use of such information is subject to the terms and conditions of Cisco.com (including, without limitation, Cisco’s software license terms associated with Registered Partner’s downloading of any software from Cisco.com) and the Confidentiality obligations of this Agreement set forth in Part B.10 below;

7.2	Partner Locator Listing. Unless Registered Partner tells Cisco in writing that it may not do so, Cisco may include Registered Partner in the Cisco Partner Locator tool within the Cisco.com web site;

7.3	Registered Partner Logo. Subject to Part B.9 below, Registered Partner may use the Marks to promote the sale of Products, Services and Professional Services to End Users within the Territory; and

7.4	Partner E-Learning Access. Registered Partner shall have the right to register on Partner E-Learning Connection, to the extent Cisco makes such service available to Registered Partner within the Territory.

8.	Term and Termination.

8.1	Term. This Agreement will expire upon the later of (a) one(1) year after the date it is accepted by Cisco, unless extended by written agreement of both parties or sooner terminated pursuant to this Agreement, or (b) the date that the Registered Partner’s most recent certification or specialization expires.

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8.2	Termination. This Agreement may be terminated for convenience, for any reason or no reason, by either party upon no less than thirty (30) days prior written notice to the other. This Agreement may be terminated by Cisco for cause at any time upon Registered Partner’s material breach of the Agreement, on ten (10) days notice, except that this Agreement may be terminated by Cisco immediately upon Registered Partner’s breach of any provision of Parts B.1.2, B.1.3, B.2, B.6, B.9, B.10, B.11, B.16, B.19, and B.22.1.

8.3	Effect of Termination. Upon the termination or expiration of this Agreement, Registered Partner’s rights to purchase Services and Products from any Authorized Source shall immediately terminate, Cisco shall discontinue all Registered Partner benefits listed in Part B.7 above, and Registered Partner shall immediately (a) cease to represent itself as a Cisco Registered Partner, and (b) cease its use of any of the Marks.

9.	Use of the Marks.

9.1	During the term of this Agreement, and subject to all other terms and conditions of this Agreement, Cisco grants to Registered Partner a nonexclusive, nontransferable, royalty-free, personal license to use the Marks in the exact form provided by Cisco in the Territory, solely to promote the Resale of Cisco Products and Services to End Users. Registered Partner agrees and acknowledges that Cisco is the sole owner of the Marks, and that all goodwill arising from use of the Marks shall inure to Cisco’s sole benefit. Registered Partner will not register or seek to register the Marks, or use or adopt any mark, name, domain name or designation that is confusingly similar to the Marks or otherwise violates Cisco’s rights in the Marks. Registered Partner also agrees that it will not take any action to challenge or interfere with, directly or indirectly, the validity of the Marks or Cisco’s use, ownership, or registration of the Marks.

9.2	Registered Partner shall not affix the Marks or any other Cisco trademark or name to any product. Registered Partner agrees that it will not use the Marks or any other Cisco marks or names in anyway not expressly authorized by Cisco in writing. Registered Partner’s use of the Marks shall conform to the Program Guidelines and Qualifications located at http://www.cisco.com/go/partnerlogos and Cisco’s Trademark, Copyright, and other usage Policies provided at: http://www.cisco.com/go/logo (jointly referred to as the “Guidelines”), which are incorporated into this Agreement by this reference. Cisco reserves the right to modify the Guidelines from time to time, and will provide notice of such updates by posting on the above referenced web pages. Registered Partner shall cooperate with Cisco’s requests to confirm Registered Partner’s compliance with the current Guidelines and the terms of this Agreement. Registered Partner shall comply promptly with any request by Cisco that Registered Partner modify, correct or cease any non-complying use of the Marks.

9.3	Upon termination or expiration of this Agreement, Registered Partner agrees to cease immediately all use of the Marks. Registered Partner also shall cease immediately holding itself out as a Registered Partner of Cisco products or implying an association or affiliation with Cisco.

9.4	Non-Genuine Products

9.4.1	Registered Partner shall not acquire, use, promote or Resell Non Genuine Products. Registered Partner will not remove, alter, or destroy any form of copyright notice, trademark, logo, confidentiality notice, serial number or other product identifier provided with any Product.

9.4.2	If Registered Partner acquires, uses, promotes or Resells Non-Genuine Products, Cisco may take one or more of the following actions, at Cisco’s discretion: (i) require Registered Partner, within ten days of Cisco’s request, to recall and destroy all Non-Genuine Products that Registered Partner has sold to End Users or used in the provision of a managed /cloud service and replace such products with legitimate, equivalent Products, (ii) require Registered Partner, within five days of receiving Cisco’s written request, to provide Cisco with all details related to Registered Partner’s acquisition of all Non-Genuine Products, including without limitation, its suppliers, shipping details and all buyers to whom Registered Partner resold Non-Genuine Products; (iii) decline the provisioning of any kind of service support for such Non-Genuine Products; and/or (iv) immediately terminate this Agreement pursuant to Part B.8.

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10.	Confidentiality and Publicity. In the event that either Party receives from Cisco information that is marked as confidential, the receiving Party shall protect that information using the same degree of care as it uses to protect its own sensitive business information, but not less than a reasonable degree of care, and shall not disclose such information to any third party without the disclosing Party’s prior written consent. Registered Partner shall only use Cisco’s confidential information in connection with the promotion and Resale of Products and Services. Upon the termination or expiration of this Agreement, each Party will promptly return or destroy any confidential information provided by the other Party. Except as expressly provided in this Agreement, neither Cisco nor Registered Partner will issue press releases or make other public announcements that identify Registered Partner as an authorized or registered Cisco Channel Partner without the express written consent of the other party. In addition, Registered Partner shall at no time (nor cause any third party to) take any action, publish or otherwise communicate anything which is or may be detrimental to the business reputation of Cisco.

11.	End User License Agreement. ALL SOFTWARE MADE AVAILABLE TO REGISTERED PARTNER, INCLUDING BUT NOT LIMITED TO THE SOFTWARE DOWNLOADED VIA CISCO.COM AND ANY SOFTWARE ACQUIRED THROUGH AN AUTHORIZED SOURCE, EITHER WITH HARDWARE OR SEPARATELY, IS SUBJECT TO THE CISCO END USER LICENSE AGREEMENT UNLESS THE SOFTWARE IS BRANDED BY A THIRD-PARTY AND A THIRD-PARTY LICENSE ACCOMPANIES THE SOFTWARE (EITHER IN HARDCOPY OR ELECTRONIC FORMAT). REGISTERED PARTNER’S RIGHTS AND RESPONSIBILITIES WITH RESPECT TO ANY THIRD-PARTY BRANDED SOFTWARE SHALL BE GOVERNED BY THE LICENSOR’S APPLICABLE SOFTWARE LICENSE. The Cisco End User License Agreement may be found at: http://www.cisco.com/go/eula.

Information made available to Registered Partner through Cisco.com is made available subject to the terms contained in the Cisco.com Terms and Conditions and any additional terms as Cisco may notify Registered Partner of through Cisco.com. Information provided through Cisco.com may be used only in connection with Registered Partner’s promotion and Resale of Products and Services.

12.	Limited Warranty / Warranty Disclaimer.

12.1	Warranty. The warranty for Cisco-Branded Products will be provided by Cisco with the Product, or, if no written warranty statement is provided, the Limited Warranty Statement for Cisco-Branded Products is available at the following URL: http://www.cisco.com/go/warranty.

PRODUCTS THAT ARE NOT BRANDED BY CISCO WITH THE CISCO TRADEMARK OR SERVICE MARK ARE NOT COVERED BY THE CISCO WARRANTY REFERENCED ABOVE. INSTEAD, SUCH THIRD-PARTY PRODUCTS MADE AVAILABLE WITH CISCO PRODUCTS AND SOLUTIONS, INCLUDING BUT NOT LIMITED TO THE UNIFIED COMPUTING SYSTEMS (“UCS”) SOLUTION, SHALL BE COVERED BY THEIR OWN MANUFACTURER’S WARRANTY.

12.2	Disclaimer. EXCEPT AS SPECIFIED IN THE LIMITED WARRANTY STATEMENT SPECIFIED IN PART B.12.1 ABOVE, ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS OR WARRANTIES INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTIBILITY, FITNESS FOR A PARTICULAR PURPOSE (EVEN IF KNOWN TO CISCO), NONINFRINGEMENT, SATISFACTORY QUALITY OR ARISING FROM A COURSE OF DEALING, LAW, USAGE, OR TRADE PRACTICE ARE HEREBY EXCLUDED TO THE GREATEST EXTENT ALLOWED BY APPLICABLE LAW. TO THE EXTENT AN IMPLIED WARRANTY CANNOT BE EXCLUDED, SUCH WARRANTY IS LIMITED TO THE 90-DAY PERIOD PROVIDED IN THE LIMITED WARRANTY STATEMENT SPECIFIED IN PART B.12.1 ABOVE. THIS DISCLAIMER AND EXCLUSION SHALL APPLY EVEN IF THE EXPRESS WARRANTY SET FORTH ABOVE FAILS OF ITS ESSENTIAL PURPOSE.

REGISTERED PARTNER SHALL NOT MAKE ANY WARRANTY COMMITMENT BEYOND THE LIMITED WARRANTY REFERENCED IN PART B.12.1 ON CISCO’S

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BEHALF. REGISTERED PARTNER AGREES TO INDEMNIFY CISCO AND HOLD CISCO HARMLESS FROM ANY WARRANTY MADE BY REGISTERED PARTNER BEYOND THE LIMITED WARRANTY REFERENCED IN PART B.12.1.

13.	Patent and Copyright Infringement Indemnification

13.1.	Claims. Cisco will defend any claim against Registered Partner that a Product infringes third party patents or copyrights (“Claim”) and will indemnify Registered Partner against the final judgment entered by a court of competent jurisdiction or any settlements arising out of a Claim, provided that Registered Partner:

13.1.1.	Promptly notifies Cisco in writing of the Claim; and

13.1.2.	Cooperates with Cisco in the defense of the Claim, and grants Cisco full and exclusive control of the defense and settlement of the Claim and any subsequent appeal.

13.2.	Additional Remedies. If a Claim is made or appears likely, Registered Partner agrees to permit Cisco to procure for Registered Partner the right to continue using the Product, or to replace or modify the Product with one that is at least functionally equivalent. If Cisco determines that none of those alternatives is reasonably available, then Registered Partner will return the Product and Cisco will refund Registered Partner’s remaining net book value of the Product calculated according to generally accepted accounting principles.

13.3.	Exclusions. Cisco has no obligation for any Claim based on:

13.3.1.	Compliance with any designs, specifications, or instructions provided by Customer or a third party on Registered Partner’s behalf;

13.3.2.	Modification of a Product by Registered Partner or a third party;

13.3.3.	The amount or duration of use which Registered Partner makes of the Product, revenue earned by Registered Partner from services it provides that use the Product, or services offered by Registered Partner to external or internal customers; or

13.3.4.	Combination, operation, or use of a Product with non-Cisco products, software, or business processes.

13.4.	Sole and Exclusive Remedy. This Part B.13 states Cisco’s entire obligation and Registered Partner’s exclusive remedy regarding any claims for intellectual property infringement.

14.	Limitation of Liability and Consequential Damages Waiver. The limits of liability for this Agreement are set forth as follows:

14.1	If this Agreement is governed by California, Japanese, or Canadian law, as set forth in Part B.21, below, the following Sections B.14.1.1 and C.14.1.2 will apply:

14.1.1

Limitation of Liability. NOTWITHSTANDING ANYTHING ELSE HEREIN, AND EXCEPT FOR LIABILITY ARISING OUT OF 1) REGISTERED PARTNER’S BREACH OF PART B, SECTION 6 (PROPRIETARY RIGHTS AND SOFTWARE LICENSING) OR PART B, SECTION 11 (END USER LICENSE AGREEMENT) OF THIS AGREEMENT, 2) AMOUNTS DUE FOR PRODUCTS AND SERVICES PURCHASED OR SOFTWARE USED OR TRANSFERRED WITH RESPECT TO THE PAYMENT OF WHICH NO BONA FIDE DISPUTE EXISTS, OR 3) CLAIMS OF FRAUD, ALL LIABILITY OF EACH PARTY AND ITS SUPPLIERS UNDER THIS AGREEMENT OR OTHERWISE SHALL BE LIMITED TO THE MONEY PAID BY REGISTERED PARTNER TO AN AUTHORIZED SOURCE UNDER THIS AGREEMENT DURING THE SIX (6) MONTH PERIOD PRECEDING THE EVENT OR CIRCUMSTANCES GIVING RISE TO SUCH LIABILITY. THIS LIMIT SHALL NOT APPLY TO LIABILITY FOR DEATH OR BODILY INJURY RESULTING DIRECTLY FROM THE NEGLIGENCE OR WILLFUL MISCONDUCT OF CISCO, OR FROM DAMAGE

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TO TANGIBLE PERSONAL PROPERTY (EXCLUDING LIABILITY FOR LOST DATA) RESULTING DIRECTLY FROM THE RECKLESSNESS OR WILLFUL MISCONDUCT OF CISCO. ALL LIABILITY UNDER THIS AGREEMENT IS CUMULATIVE AND NOT PER INCIDENT.

14.1.2	Waiver of Consequential Damages. EXCEPT FOR LIABILITY ARISING OUT OF OR IN CONNECTION WITH BREACH OF PART B, SECTION 6 (PROPRIETARY RIGHTS AND SOFTWARE LICENSING) OR PART B, SECTION 11 (END USER LICENSE AGREEMENT) OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY OR THEIR RESPECTIVE SUPPLIERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST REVENUE, LOST PROFITS, OR LOST OR DAMAGED DATA, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN INFORMED OF THE POSSIBILITY THEREOF.

14.2	If this Agreement is governed by the laws of England, as set forth in Section B.21 below, the following Sections B.14.2.1 and B.14.2.2 will apply:

14.2.1	Limitation of Liability.

14.2.1.1	Nothing in this Agreement shall limit Cisco’s or its suppliers’ liability to Registered Partner for (1) bodily injury or death caused by its negligence or (2) Cisco’s liability in the tort of deceit.

14.2.1.2	The aggregate total liability of Cisco and its suppliers shall be limited to the higher of (i) Ten Thousand United States Dollars ($10,000 USD), or (ii) money paid by Registered Partner to the Authorized Source under this Agreement in the twelve (12) month period prior to the event or circumstances giving rise to the liability. All liability under this Agreement is cumulative and not per incident.

14.2.1.3	Nothing in this Agreement shall limit Registered Partner’s liability to Cisco for (1) bodily injury or death caused by its negligence or (2) Registered Partner’s liability to Cisco in the tort of deceit.

14.2.1.4	Except for liability arising out of 1) Registered Partner’s breach of obligations set forth in Part B, Section 6 (Proprietary Rights and Software Licensing) or Part B, Section 11 (End User License Agreement) of this Agreement, 2) amounts due for products and services purchased with respect to the payment of which no bona fide dispute exists, or 3) claims of fraud, the aggregate total liability of Registered Partner shall be limited to the greater of (a) money paid by Registered Partner to the Authorized Source under this Agreement in the twelve (12) month period prior to the event or circumstances giving rise to the liability or (b) amounts due for products and services purchases with respect to the payment of which no bona fide dispute exists. All liability under this Agreement is cumulative and not per incident.

14.2.2

Waiver of Consequential Damages. EXCEPT FOR LIABILITY ARISING OUT OF OR IN CONNECTION WITH BREACH OF PART B, SECTION 6 (PROPRIETARY RIGHTS AND SOFTWARE LICENSING) OR PART B, SECTION 11 (END USER LICENSE AGREEMENT) OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY OR THEIR RESPECTIVE SUPPLIERS BE LIABLE FOR ANY OF THE FOLLOWING LOSSES OR DAMAGE (WHETHER SUCH LOSSES WERE FORESEEN, FORESEEABLE, KNOWN, OR OTHERWISE): LOSS OF USE, INTERRUPTION OF BUSINESS, LOSS OF ACTUAL OR ANTICIPATED PROFITS (INCLUDING LOSS OF PROFIT ON CONTRACTS), LOSS OF REVENUE, LOSS OF THE USE OF MONEY, LOSS OF ANTICIPATED SAVINGS, LOSS OF OPPORTUNITY, LOSS OF GOODWILL, LOSS OF REPUTATION, LOSS OF, DAMAGE TO OR CORRUPTION OF DATA, OR SPECIAL, INCIDENTAL, INDIRECT, OR

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CONSEQUENTIAL DAMAGES, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN INFORMED OF THE POSSIBILITY THEREOF. SUCH LIABILITIES WILL BE EXCLUSIVELY GOVERNED BY THE SPECIFIC AGREEMENTS BETWEEN REGISTERED PARTNER AND THE AUTHORIZED SOURCE, UNDER WHICH SPECIFIC CISCO PRODUCTS AND/OR SERVICES ARE PURCHASED.

15.	Third Party Rights. To the extent permitted by law, no person or entity who is not a party to this Agreement shall be entitled to enforce or benefit from any of this Agreement’s terms, including but not limited to doing so under the Contracts (Rights of Third Parties) Act of 1999.

16.	Export Restrictions and Controls and Import Customs Compliance.

16.1	Export Restrictions and Controls.

16.1.1	Applicability. Cisco Products, technology, and Services are subject to U.S. and local export control laws and regulations. The Parties shall comply with such laws and regulations governing use, export, re-export, and transfer of Products and technology and will obtain all required U.S. and local authorizations, permits, or licenses.

Registered Partner agrees not to use any export and/or re-export licenses or authorizations that Cisco or its affiliates hold for securing its own activities unless specifically authorized by Cisco’s Global Export Trade and where legally compliant. Registered Partner agrees to institute and maintain an effective internal export compliance program to ensure compliance with its export and re-export activities.

16.1.2	Government/Military Sales. Registered Partner hereby certifies that none of the Products, Services, or technical data supplied by Cisco under this Agreement will be knowingly sold or otherwise transferred to, or made available for use by or for, any government or military end-users or in any government or military end-use located in or operating under the authority of any country not identified in Supplement No. 1, Country Group A:1 to Part 740 of the EAR without US or other country’s export authorizations.

16.1.3	Registered Partner also certifies that none of the Products, Services or technical data supplied by Cisco under this Agreement will be knowingly sold or otherwise transferred to, or made available for use by or for, any entity that is engaged in the design, development, production or use of nuclear, biological or chemical weapons or missiles or is otherwise restricted from receiving Cisco Products without US or other country’s export authorizations.

16.1.4	Trade Data. Registered Partner may locate ECCN (Export Control Classification Number), HTS (Harmonized Tariff Schedule), French DCSSI Authorization, Encryption Strength, Encryption Status and CCATS (Commodity Classification Automated Tracking System) number at the following URL: http://tools.cisco.com/legal/export/pepd/Search.do.

16.1.5	Record Keeping. Registered Partner agrees to maintain a record of sales, imports, exports and re-export of Cisco Products, technology, and Services in accordance with the Registered Partner’s records retention programs in the appropriate geographies but at least for five years.

16.2	Import Customs Compliance.

16.2.1	Registered Partner agrees to comply with Customs import and other trade and tax related laws and regulations (“Trade laws”) of the United States and other national governments.

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16.2.2	Registered Partner agrees to comply with the Trade Agreement Act (TAA), (unless subject to a valid waiver) any time Cisco Products will be sold to an End User that is identified as a US government entity. For all such orders, Registered Partner agrees to request, via Cisco’s ordering tools, that any Product included in the order has a TAA eligible country of origin. Registered Partner also agrees to comply with any similar rules or regulations promulgated by a non-US government that would similarly apply to sales to an entity of that government.

16.2.3	Country of Origin. Country of Origin (CO) shown on Cisco’s commercial invoices is determined according to the Worldwide Customs Organization (WCO) non-preferential rules of origin. For purposes of clarification, the CO shown on any Cisco commercial invoice is based on a non-preferential CO treatment and should not be relied upon as a preferential CO treatment, unless and until written authorization has been provided by Cisco’s Custom’s organization. Registered Partner may seek information related to a request to obtain preferential treatment from Cisco’s Custom’s organization, however, Registered Partner acknowledges that Cisco’s Custom’s organization has no processes in place to respond or process such requests.

16.2.4	In instances where Cisco is not the importer of record, the provision of Trade Data, in particular the HTS Classifications, is undertaken without liability for errors and omissions contained therein. It remains the responsibility of the Registered Partner to ensure that the correct HTS is applied at the time of importation into the Territory.

16.3	Obligation. Registered Partner’s obligation under this Article shall survive the expiration or termination of this Agreement.

17.	Obligation to Maintain Contacts.

17.1	Requirement to Maintain. Registered Partners are required to have at least one valid contact associated to their company at all times in the Cisco Channel Partner Database.

17.2	Valid Contact Information. For Registered Partner’s contacts to be “valid,” its contact profiles in Cisco’s Channel Partner Database (“CPD”), as maintained via the Partner Self Service (“PSS”) data management tool, must include a First Name, Last Name, Site Address, and Email Address. Cisco will remove the Registered Partner from the CPD if the last valid contact associated with the company is removed from the CPD using the PSS tool. To regain Cisco Channel Partner status, a user from the company must complete registration as a new prospective Cisco Channel Partner.

17.3	Reservation of Rights. Cisco reserves the right to remove any Registered Partner without sufficient valid contacts at such time, and using such means, as Cisco may determine in its sole discretion. Whereas Cisco may choose, at its option, to provide certain forms of notification regarding the removal of a Registered Partner’s status as a result of insufficient or invalid contacts in the PSS, Cisco is not under any obligation to provide notification of any kind regarding any such removal.

17.4	Effect of Partner Removal. If Cisco removes the Registered Partner from the CPD in accordance with the foregoing, or Registered Partner’s status as a Registered Partner is otherwise removed from the CPD, this Agreement shall terminate concurrently.

18.	Entitlement. Registered Partner acknowledges that Cisco has the right to verify an End User’s entitlement to receipt of Services, and that End User is entitled to receive support services only on Product for which Cisco has been paid the applicable software license and support fees.

18.1	Services for Unauthorized Cisco Products and Non-Genuine Products. Non-Genuine Products are not eligible for Cisco service and support. Unauthorized Cisco Products are only eligible for Cisco service and support following an inspection. If it is determined that a Cisco Product has Unauthorized Cisco Products incorporated into it, Cisco reserves the right to withhold support services for that Product until such time as the Product is inspected by Cisco or its designated representative, with any applicable inspection and software licensing fees paid in full.

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18.2	Inspection and Software Relicensing. Information on Cisco’s Inspections and Software Relicensing program and policies can be viewed at the following link: http://www.cisco.com/en/US/prod/hw_sw_relicensing_program.html#~policy.

18.3	Suspension and Termination of Support Contracts. If Cisco determines that 1) Registered Partner or Customer does not have a valid license for the Product, 2) the Product was purchased from a source other than an Authorized Source without appropriate inspection and relicensing, or 3) a valid software license for the Product does not exist, Cisco reserves the right to either suspend any support service contract associated with such Products until such time as any applicable inspection is conducted and any applicable relicensing fees are paid for such Products, or to terminate the support service contract (in which event Cisco will provide a pro-rata refund of any paid support service fees for the remaining period of the support service contract). If Cisco determines that the Product is a Non-Genuine Product, then any associated support service contract will be terminated with immediate effect, and Registered Partner or Customer must immediately return to Cisco any replacement parts or other materials made available in connection with that Non-Genuine Product.

18.4	Initiation of Product Support. Technical support is effective immediately upon opening a Cisco service contract. However, Products not under a valid Cisco Warranty at the time a new service contract is initiated will not be eligible for advance replacement service requests until 30 days after the initiation of the service contract.

19.	Compliance with Laws, including Anti-Corruption Laws. In connection with the Resale or distribution of Cisco Products or Services, or otherwise in carrying out its obligations under this Agreement, Registered Partner represents and warrants the following:

19.1.	Registered Partner will comply with all country, federal, state and local laws, ordinances, codes, regulations, rules, policies, licensing requirements, regulations and procedures, including, without limitation, such laws and regulations related to recycling or take-back programs for packaging, Resale or use of Products, the use of Products under telecommunications laws/regulations, and all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”) (collectively, the “Applicable Laws”); Registered Partner can find more information about the FCPA at the following URL: http://www.usdoj.gov/criminal/fraud/docs/dojdocb.html, or by contacting publicsectorcompliance@cisco.com.

19.2.	Registered Partner shall not take any action or permit or authorize any action in violation of Applicable Laws;

19.3.	Registered Partner will not use money or other consideration paid by Cisco (and Registered Partner will not use its own money on Cisco’s behalf)for any unlawful purposes, including any purposes violating Applicable Laws, such as direct or indirect payments, for the purpose of assisting Cisco in obtaining or retaining business, to any of the following:

19.3.1	government officials (including any person holding an executive, legislative, judicial or administrative office, whether elected or appointed, or of any public international organization, such as the United Nations or World Bank, or any person acting in any official capacity for or on behalf of such government, public enterprise or state-owned business);

19.3.2	political parties or party officials;

19.3.3	candidates for political office; or

19.3.4	any person, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any of the above-identified persons or organizations.

19.4	Registered Partner remains responsible for undertaking appropriate and reasonable measures to ensure that its own relevant subcontractors, consultants, agents or representatives who interact with government-affiliated organizations comply with applicable anti-corruption laws;

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19.5	Registered Partner’s key personnel who directly support Cisco’s account have or will have completed training (provided by Registered Partner, Cisco[1], or another third party) on compliance with applicable anti-corruption laws within the past 12 months (from the date when this Agreement becomes effective).

19.6	Registered Partner’s record keeping obligations, set forth in the “Audit” provision herein, shall apply equally to Registered Partner’s representations and warranties in this section, and Cisco’s audit rights, as set forth herein, and Registered Partner’s compliance with Applicable Laws;

19.7	In no event shall Cisco be obligated under this Agreement to take any action or omit to take any action that Cisco believes, in good faith, would cause it to be in violation of any laws of the Territory(ies) identified in this Agreement or the Applicable Laws

19.8	The owner(s), principals, directors, officers and employees of Registered Partner’s business are not government officials or employees (at any level of government);

19.9	The owner(s), principals, directors, officers and employees of Registered Partner’s business are not employees of Cisco (including any of its affiliated companies);

19.10	Registered Partner, its owner(s), principals, directors, and officers have not been formally charged with, convicted of, or plead guilty to, any offense involving fraud or corruption;

19.11	Registered Partner, its owner(s), principals, directors, and officers have not been listed by any government or public agency (such as the United Nations or World Bank) as debarred, suspended, or proposed for suspension or debarment or otherwise ineligible for government procurement programs;

19.12	Registered Partner has not offered to pay, nor has Registered Partner paid, nor will Registered Partner pay, any political contributions to any person or entity on behalf of Cisco;

19.13	If Registered Partner is a non-governmental entity, it will notify Cisco in writing if any of its owners, principals, directors, officers, or employees are or become during the term of this Agreement officials, officers or representatives of any government, political party or candidate for political office outside the United States and are responsible for a decision regarding obtaining or retaining business for Cisco Products or Services by such government. Registered Partner will also promptly inform Cisco if any other portion of the statements set forth in sections 19.8 through 19.12 above changes.

19.14	Notwithstanding any other provision in this Agreement, Cisco may terminate this Agreement immediately upon written notice if Registered Partner breaches any of the representations and warranties set forth in this section. Registered Partner will indemnify and hold harmless Cisco for any violation by Registered Partner of any Applicable Laws;

19.15	Registered Partner can report to Cisco any concerns it may have regarding any business practices by e-mailing ethics@cisco.com, or by calling Cisco’s Helpline toll free number in North America 1-877-571-1700 or the following worldwide number (reverse calling charges to Cisco), +1-770-776-5611. Contact ethics@cisco.com for other available regional hotline numbers.

19.16	Registered Partner has read Cisco’s “Compliance with Global Anticorruption Laws by Cisco’s Partners”, published at http://www.cisco.com/legal/anti_corruption.html.

19.17	Registered Partner shall use its best efforts to regularly inform Cisco of any requirements under any Applicable Laws that directly or indirectly affect this Agreement, the sale, use

[1]	Cisco’s on-line anti-corruption training is available in numerous languages and is free of charge for up to five of Partner’s personnel at http://www.corpedia.com/clients/cisco/pre_reg.asp?lid=300446001.

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and distribution of Products or Services, or Cisco’s trade name, trademarks or other commercial, industrial or intellectual property interests, including, but not limited to, certification or type approval of the Products from the proper authorities in the Territory;

19.18	Additionally, Registered Partner shall comply, and notify end users of their obligations to comply, with all applicable Cisco published policies, including Software Transfer Policy, Used Equipment Policy, as published by Cisco and as amended from time to time. Registered Partner shall promptly notify Cisco of any failure by any end user to comply with any of the foregoing policies that comes to Registered Partner’s attention.

20.	Dispute Resolution.

20.1.	Dispute Resolution. Cisco and Registered Partner, (together, the “Parties”, or individually, each a “Party”) agree that any conflict, dispute, controversy, or claim arising out of or relating to this Agreement or the relationship created by this Agreement, including questions of arbitrability, whether sounding in tort or contract (together or individually a “Dispute”), shall be finally resolved in accordance with the following process:

20.2.	Escalation of Disputes. Subject to Section 20.5 below, the Parties agree to attempt to resolve each Dispute by first escalating the Dispute to their respective business managers. Within fourteen (14) calendar days of written notice of a Dispute, the business managers will meet in person or by phone and work in good faith to resolve the Dispute.

20.3.	Mandatory, Non-Binding Mediation. Subject to Section 20.5 below, if the Parties are unable to resolve the Dispute in accordance with Section 20.2 above, either Party may initiate a mandatory, non-binding mediation. If Registered Partner is located in the United States, such mediation shall be in accordance with the JAMS mediation procedures then in effect. The JAMS mediation procedures are hereby incorporated by reference into this clause. If Registered Partner is located outside the United States, such mediation shall be in accordance with the London Court of International Arbitration (“LCIA”) Mediation Procedure then in effect. The LCIA Mediation Procedure is hereby incorporated by reference into this clause.

The Parties shall share all fees and costs of the mediation proceedings.

All communications made during the course of the mediation by either of the Parties or the mediator are intended to be confidential and privileged to the extent permitted by law.

20.4.	Binding Arbitration. SUBJECT TO SECTION 20.5 BELOW, IF THE PARTIES ARE UNABLE TO RESOLVE THE DISPUTE THROUGH THE MEDIATION PROCESS WITHIN SIXTY (60) CALENDAR DAYS OF THE APPOINTMENT OF THE MEDIATOR, OR SUCH FURTHER PERIOD AS THE PARTIES SHALL AGREE TO IN WRITING, THE DISPUTE SHALL BE REFERRED TO AND FINALLY RESOLVED BY BINDING ARBITRATION. IF REGISTERED PARTNER IS LOCATED IN THE UNITED STATES, SUCH ARBITRATION SHALL BE IN ACCORDANCE WITH THE JAMS ARBITRATION RULES THEN IN EFFECT, WHICH ARE HEREBY INCORPORATED BY REFERENCE INTO THIS CLAUSE. IF REGISTERED PARTNER IS LOCATED OUTSIDE THE UNITED STATES, SUCH ARBITRATION SHALL BE IN ACCORDANCE WITH THE LCIA ARBITRATION RULES THEN IN EFFECT, WHICH ARE HEREBY INCORPORATED BY REFERENCE INTO THIS CLAUSE.

The arbitration tribunal shall consist of a sole arbitrator, selected in accordance with the LCIA arbitration rules if Registered Partner is located outside the United States, or in accordance with the JAMS arbitration rules if Registered Partner is located in the United States. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the Parties an adequate opportunity to discover relevant information regarding the subject matter of the Dispute.

Cisco shall pay all fees and costs of the arbitration proceedings. After the arbitrator issues the written award, however, the prevailing Party may apply to the arbitrator for recovery of all reasonable costs and expenses associated with the arbitration, including, but not limited to, the fees of the arbitrator, administrative fees, and reasonable attorneys’ fees. Such costs and expenses will be awarded at the arbitrator’s discretion.

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Notwithstanding anything to the contrary, the arbitrator shall exceed his or her powers if the arbitrator awards damages inconsistent with the Limitation of Liability and Consequential Damages Waiver provisions set forth in Section B.14.1 (Limitation of Liability), and Section B.14.2 (Consequential Damages Waiver). The Parties irrevocably waive the award of any such damages.

The language to be used in the arbitration shall be English.

20.5.	Preliminary Relief. At any point after a Dispute has arisen, in the event interim or provisional relief is necessary to protect the rights or property of a Party under Sections B.1.4 and B.10 of this Agreement or otherwise prior to the resolution of the Dispute, either Party may, without waiving any process or remedy under this Agreement, seek such relief from any court of competent jurisdiction.

21.	Choice of Law and Venue. The venue for the dispute resolution processes set forth above, and the validity, interpretation, and enforcement of this Agreement shall be governed as follows:

21.1	If Registered Partner’s principal place of business is located in Canada, the validity, interpretation, and enforcement of this Agreement shall be governed by the domestic laws of the Province of Ontario and the laws of Canada applicable as if performed wholly within the province and without giving effect to principles of conflicts of laws. The Parties specifically disclaim the application of the UN Convention on Contracts for the International Sale of Goods to the interpretation or enforcement of this Agreement. The seat of mediation and arbitration shall be in the Province of Ontario unless otherwise agreed by the Parties.

21.2	If Registered Partner’s principal place of business is located in Japan, the validity, interpretation, and enforcement of this Agreement shall be governed by the domestic laws of Japan, without giving effect to principles of conflicts of laws. The seat of mediation and arbitration shall be in Tokyo, unless otherwise agreed by the Parties.

21.3	If Registered Partner’s principal place of business is located in Latin America, the Caribbean, or the United States, the validity, interpretation, and enforcement of this Agreement shall be governed by the domestic laws of the State of California, United States of America, as if performed wholly within the State and without giving effect to principles of conflicts of laws. The Parties specifically disclaim the application of the UN Convention on Contracts for the International Sale of Goods to the interpretation or enforcement of this Agreement. The seat of mediation and arbitration shall be in San Francisco, California, unless otherwise agreed by the Parties.

21.4	If Registered Partner’s principal place of business is located in the Asia Pacific region (excluding Australia and Japan), the Middle East (excluding Israel), Africa, Central and Eastern Europe (excluding member states of the European Economic Area), Russia and the Commonwealth of Independent States (CIS), or Israel, the validity, interpretation, and enforcement of this Agreement shall be governed by the laws of England, without giving effect to principles of conflicts of laws. The Parties specifically disclaim the UN Convention on Contracts for the International Sale of Goods. The seat of mediation and arbitration shall be in London, England, unless otherwise agreed by the Parties.

22.	Miscellaneous.

22.1	Assignment. Neither this Agreement, nor any rights under this Agreement, may be assigned or delegated by Registered Partner without the express prior written consent of Cisco. Any attempted assignment in violation of the preceding sentence shall immediately terminate the Agreement and be without legal effect. Cisco shall have the right to assign all or part of this Agreement to another Cisco or Cisco-affiliated entity without Registered Partner’s approval.

22.2

Relationship of the Parties; No Partnership. Each Party to this Agreement is an independent contractor. This Agreement does not create any agency, partnership, joint venture, employment or franchise relationship. Furthermore, no labor relationship between Cisco and Registered Partner employees is created hereby. Registered Partner shall indemnify and hold Cisco harmless of any claim or judicial action whatsoever from any Registered Partner employee. Neither Party has the right or authority to, and shall not, assume or create any

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obligation of any nature whatsoever on behalf of the other party or bind the other party in any respect whatsoever. Notwithstanding the use of the term “Partner” in this Agreement, the Parties do not intend to create any legal relationship of partnership between them, and neither will assert to any third party or otherwise claim that such a legal relationship exists between them.

22.3	Survival. Part A and Sections B.3, B.4, B.6.2, B.6.3, B.8, B.9.3 and B.10 through B.22 shall survive the expiration or termination of this Agreement.

22.4	Notices. All notices required to be provided under this Agreement shall be provided (a) by Registered Partner, to contract-notice@cisco.com, and (b) by Cisco, to the electronic mail address provided by Registered Partner with its Partner Registration application. Notices shall be deemed received one business day after being sent by e-mail.

22.5	Enforceability. Registered Partner agrees that the electronic mail address it has provided corresponds to a person that has the capacity and authority to execute this Agreement and any amendments on behalf of Registered Partner. Registered Partner and Cisco each waive any defense to the validity or enforceability of this Agreement arising from the electronic submission and electronic acceptance of this Agreement by Registered Partner. If Registered Partner needs a physical document evidencing the Agreement, Registered Partner may (i) print the accepted Agreement or (ii) request from Cisco a signed version, in which case Registered Partner shall print and return to Cisco two (2) printed, executed originals of the Agreement. Such printed originals shall not be deemed accepted by Cisco unless Cisco returns one (1) counter-signed original to Registered Partner.

22.6	Audit.

22.6.1	Registered Partner will maintain all records relating to the purchase, sale, storage and disposition of all Products and Services, including those existing in electronic form (“Records”) for a period of not less than two (2) years from the date of purchase.

Records will include, at a minimum, documentation specifying the individual or entity from which the Products and Services were acquired, master files, product numbers, serial numbers, description, quantities purchased, shipped and sold, customer or supplier name, address, date of purchase or sale, cost of purchase or sale price, and delivery address.

An audit may also include, at Cisco’s discretion, Records pertaining to any claims submitted by Registered Partner or discounts granted to Registered Partner in relation to any Cisco incentive programs (e.g. special pricing, promotions, trade-ins, etc.), stock rotation, returned products, ship-from-stock, eligibility for and use of marketing and development funds (MDF), Software usage and transfer, and other special price or credit transactions.

Registered Partner additionally acknowledges that, from time to time, Cisco or its independent auditors may conduct specific audits with the purpose of monitoring and ensuring compliance by Registered Partner and its Authorized Source with Cisco’s policies and applicable laws. Such audits may include, without limitation, investigations into the acquisition, use, promotion or Resale of Non-Genuine Products.

22.6.2	At Cisco’s discretion and upon fifteen (15) calendar days notice, Registered Partner will make Records available to Cisco or an independent auditor chosen by Cisco in order to verify compliance with the terms of this Agreement.

Registered Partner will give prompt access to the relevant Records and premises during normal business hours, and Registered Partner agrees to provide specific Records requested by Cisco or its independent auditor in advance of an on-site audit in an effort to minimize any impact on day-to-day business operations on site.

22.6.3	In the event that an audit determines any financial discrepancies or a breach of any obligations, Registered Partner will reimburse Cisco within sixty (60) calendar days any improperly claimed or paid amounts identified by Cisco or the independent auditor, and, if requested by Cisco, reimburse Cisco for the cost of the audit.

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22.6.4	In addition to the above audit rights, Cisco may directly contact any End User at any time to verify and/or inform End Users about Registered Partner’s compliance or non-compliance with this Agreement.

22.7	URLs. Registered Partner hereby confirms that it has the ability to access, has accessed, has read and agrees to, the information made available by Cisco at all of the world wide web sites/URLs/addresses/pages referred to anywhere throughout this Agreement. Registered Partner acknowledges that Cisco may modify any URL address or terminate the availability of any information at any address without notice to Registered Partner.

22.8	Other Remedies. All Cisco remedies specified in this Agreement shall be in addition to, and shall in no way limit, any other rights and remedies that might be available to Cisco, all of which Cisco hereby expressly reserves.

22.9	Translations. This Indirect Channel Partner Agreement is prepared in the English language. Other languages are translations for convenience purpose only. If there is any conflict between the original English language and other languages, to the extent permitted by law, the English language shall prevail.

22.10	Communications. By entering into this Agreement, Registered Partner agrees to receive communications and emails from Cisco regarding certifications, programs, and requirements.

22.11	Severability. In the event that any of the terms of this Agreement become or are declared to be illegal or otherwise unenforceable by any regulatory body or court of competent jurisdiction, such term(s) shall be null and void and shall be deemed deleted from this Agreement. All remaining terms of this Agreement shall remain in full force and effect. Notwithstanding the foregoing, if this paragraph becomes applicable and, as a result, the value of this Agreement is materially impaired for either Party, as determined by such Party in its sole discretion, then the affected Party may terminate this Agreement by written notice to the other.

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